Exhibit 23.2

Consent of Independent Petroleum Reserve Experts

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Prairie Operating Co. (the “Company”) of (i) our reserve reports (A) dated March 15, 2024, with respect to the estimates of reserves and future net revenues of certain assets of the Company (referred to such report as the “Initial Genesis Assets”), as of December 31, 2023, (B) dated March 15, 2024, with respect to the estimates of reserves and future net revenues of certain assets of the Initial Genesis Assets, as of January 31, 2024, (C) dated March 15, 2024, with respect to the estimates of the reserves and future net revenues of certain assets (referred to in such report as the “Central Weld Assets”), as of January 31, 2024, and (D) dated March 15, 2024, with respect to the estimates of reserves and future net revenues of certain assets acquired by the Company (referred to in such report as the “Genesis Bolt-on Assets”), as of January 31, 2024, included in the Company’s Current Report on Form 8-K dated April 9, 2024; and (ii) our report dated January 4, 2024, with respect to the estimates of reserves and future net revenues of Nickel Road Operating LLC, as of December 31, 2023, included in the Company’s Current Report on Form 8-K/A dated April 9, 2024.

Fort Worth, Texas

April 12, 2024